EXECUTION VERSION

NINTH AMENDMENT TO RECEIVABLES SALE AGREEMENT

This NINTH AMENDMENT TO RECEIVABLES SALE AGREEMENT, dated as of March 11, 2014 (this “Amendment”), is entered into among GE CAPITAL RETAIL BANK, a federal savings bank organized under the laws of the United States (“GECRB”), PLT HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“PLT Holding”), RFS HOLDING, INC., a Delaware corporation (“RFS Inc.”), and RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer”), pursuant to the Receivables Sale Agreement referred to below.

WITNESSETH:

WHEREAS GECRB, PLT Holding, RFS Inc. and Buyer are parties to the Receivables Sale Agreement, dated as of June 27, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, the Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, the Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, the Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, and the Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, the Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, and the Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012 (as amended, the “Receivables Sale Agreement”); and

WHEREAS Buyer, GECRB, PLT Holding and RFS Inc. desire to amend the Receivables Sale Agreement as set forth herein;

NOW, THEREFORE, GECRB, PLT Holding, RFS Inc. and Buyer hereby agree as follows:

1. Defined Terms. All terms defined in the Receivables Sale Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2. Amendments to Receivables Sale Agreement. (a) Section 1.1 of the Receivables Sale Agreement is amended by deleting the definition of “Average Recovery Price Ratio” in its entirety where it appears therein and replacing it with the following:

“Average Recovery Price Ratio” means, as of any date of determination during a Monthly Period, for any Retailer, the average for the most recent six fiscal months ending prior to the first day of such Monthly Period of the percentage equal to a fraction, the numerator of which is the total amount of recoveries on related receivables for the applicable fiscal month and the denominator of which is the aggregate amount of charged-off receivables for such fiscal month, in each case for all serviced receivables in that Retailer’s program. For purposes of the foregoing, “recoveries” and “charged-off receivables” shall have the same meaning as “Recoveries” and “Charged-Off Receivables,” respectively, but as applied to all serviced receivables in a particular Retailer’s program, rather than only Transferred Receivables. Seller and Buyer may from time to time modify the formula to calculate “Average Recovery Price Ratio” in order to more closely approximate the actual Recoveries on Transferred Receivables.

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(b) Section 2.1(c) of the Receivables Sale Agreement is amended by deleting the phrase “For as long as GE Capital acts as Servicer and Seller continues to act as a Sub-Servicer,” where it appears therein.

3. Representations and Warranties of Sellers. Each of GECRB, RFS Inc. and PLT Holding hereby represents and warrants to Buyer as of the date hereof:

(a) Legal, Valid and Binding Obligation. This Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(b) No Material Adverse Effect. This Amendment does not materially adversely affect the interests of the Issuer or any of the Issuer’s creditors.

4. Effectiveness. This Amendment shall become effective as of the date first written above; provided that Buyer, PLT Holding, RFS Inc. and GECRB shall have executed a counterpart of this Amendment.

5. Binding Effect; Ratification. (a) On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Receivables Sale Agreement and (ii) each reference in the Receivables Sale Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Receivables Sale Agreement, shall mean and be a reference to such Receivables Sale Agreement as amended hereby.

(b) Except as expressly amended hereby, the Receivables Sale Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

6. No Proceedings. Until the date one year plus one day following the date on which all amounts due with respect to securities rated by a Rating Agency that were issued by any entity holding Transferred Assets or an interest therein have been paid in full in cash, none of GECRB, RFS Inc. or PLT Holding shall, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit GECRB’s, RFS Inc.’s or PLT Holding’s right to pursue any other creditor rights or remedies that GECRB, RFS Inc. or PLT Holding may have under any applicable law. The Receivables Sale Agreement and obligations of GECRB, RFS Inc. and PLT Holding under this Section 6 shall survive the termination of this Agreement.

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7. Miscellaneous. (a) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c) This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., as Buyer By /s/ Andrew Lee Name: Andrew Lee Title: Vice President

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GE CAPITAL RETAIL BANK, as a Seller By: /s/ Michael Lagnese Name: Michael Lagnese Title: Senior Vice President

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PLT HOLDING, L.L.C., as a Seller By /s/ Andrew Lee Name: Andrew Lee Title: Vice President

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RFS HOLDING, INC., as a Seller By /s/ Andrew Lee Name: Andrew Lee Title: Vice President

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